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Exhibit 16.1

April 25, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously principal accountants for the Retirement Plan of Forest Oil Corporation (the Plan) and, under the date of June 1, 2004, we reported on the statements of net assets available for benefits of the Retirement Savings Plan of Forest Oil Corporation as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003. On April 20, 2005, our appointment as principal accountants for the Plan was terminated by Forest Oil Corporation (the Company), the Plan's sponsor. We have read the Company's statements included under Item 4.01 of its Form 8-K dated April 20, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that Ehrhardt Keefe Steiner & Hottman PC (EKS&H) was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Plan's financial statements and neither a written report or oral advice was provided to the Plan by EKS&H that EKS&H concluded was an important factor considered by the Plan in reaching a decision as to an accounting, auditing, or financial reporting issue.

Very truly yours,

KPMG LLP

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  Exhibit 16.1